                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SEQUUS Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

                                      LOGO
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 1998
                            ------------------------

THE STOCKHOLDERS OF SEQUUS PHARMACEUTICALS, INC.:

     The Annual Meeting of Stockholders of SEQUUS Pharmaceuticals, Inc. ("SEQUUS" or the "Company") will be held at the offices of the Company, 960 Hamilton Court, Menlo Park, California 94025, on June 11, 1998 at 3:00 p.m. local time, for the following purposes:

     1. To elect five directors to hold office until the next annual meeting of stockholders and until their successors are elected.

     2. To transact such other business as properly may come before the meeting, or any adjournments or postponements of the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 27, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Sally A. Davenport,
                                          Secretary

Menlo Park, California
May 8, 1998

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. THANK YOU FOR ACTING PROMPTLY.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    2
PROPOSAL 1: ELECTION OF DIRECTORS...........................    3
  Information Concerning The Nominees.......................    3
  Board And Committee Meetings..............................    4
  Director Compensation.....................................    5
  Executive Compensation....................................    6
  Report of the Board of Directors on Executive
     Compensation...........................................    8
  Compensation Committee Interlocks and Insider
     Participation..........................................   10
  Employment and Severance Agreements.......................   10
  Certain Transactions......................................   11
  Compliance with Section 16(a) of the Securities Exchange
     Act of 1934............................................   11
  Stock Price Performance Graph.............................   12
INDEPENDENT AUDITORS........................................   13
OTHER INFORMATION...........................................   13
STOCKHOLDER PROPOSALS.......................................   13
OTHER MATTERS...............................................   13

                          SEQUUS PHARMACEUTICALS, INC.
                               960 HAMILTON COURT
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 323-9011

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of SEQUUS Pharmaceuticals, Inc., a Delaware corporation ("SEQUUS" or the "Company"). The proxy is solicited for use at the annual meeting of stockholders (the "Annual Meeting") to be held at the offices of the Company, 960 Hamilton Court, Menlo Park, California 94025, on June 11, 1998 at 3:00 p.m., local time, and at any and all adjournments or postponements thereof. The approximate date on which this proxy statement and the accompanying notice and proxy are being mailed to stockholders is May 8, 1998.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     Only stockholders of record at the close of business on April 27, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, the Company had outstanding 31,497,785 shares of Common Stock, par value $.0001 per share ("Common Stock"). Holders of Common Stock are entitled to one vote for each share of Common Stock held. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting.

     All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted for the election of the directors listed in the proxy for election to the Board and for approval of the other proposals described in this proxy statement.

     Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

     Any stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, by presenting at the Annual Meeting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

     The expense of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's stock. Further solicitation of proxies may be made by telephone or oral communication with stockholders by directors, officers and other employees of the Company who will not receive additional compensation for the solicitation and by ChaseMellon Shareholder Services whose services to the Company will include the solicitation of proxies from brokers, banks and nominees for which it will receive payment of $5,500 plus out-of-pocket expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the Company's outstanding shares of Common Stock beneficially owned as of April 27, 1998 by:
(i) each person who, to the best knowledge of the Company, beneficially owns more than five percent of the outstanding Common Stock; (ii) all directors;
(iii) all officers named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. The information relating to ownership of shares is based upon information furnished to the Company. The Company believes that the beneficial owners of the Common Stock, based on information supplied by such owners, have sole investment and voting power with respect to the shares of Common Stock shown as being beneficially owned by them, except as otherwise set forth in the footnotes to the table.

                                                                                  PERCENT OF
                     NAME AND ADDRESS                       NUMBER OF SHARES(1)     CLASS
                     ----------------                       -------------------   ----------
Amerindo Investment Advisors, Inc.........................       3,315,786(2)        10.5%
  One Embarcadero Center, Suite 2300
  San Francisco, CA 94111
The Capital Group Companies, Inc..........................       1,595,950(3)         5.1%
  333 South Hope Street
  Los Angeles, CA 90071
Robin D. Campbell, Ph.D. .................................           1,563              *
Kenneth D. Cunningham, M.D. ..............................               0              *
Robert G. Faris...........................................          80,066              *
I. Craig Henderson, M.D. .................................         360,000            1.1%
Francis J. Martin, Ph.D. .................................         127,580              *
Richard C.E. Morgan.......................................         673,190(4)         2.1%
L. Scott Minick...........................................         182,500              *
E. Donnall Thomas, M.D. ..................................          60,375              *
Joseph J. Vallner, Ph.D. .................................         107,862              *
Peter K. Working, Ph.D. ..................................          72,721              *
All directors and executive officers as a group (15              1,835,247            5.6%
  persons)................................................

---------------
 *  Less than 1%

(1) Includes shares subject to warrants or options exercisable within 60 days after April 27, 1998 as if such shares were outstanding on April 27, 1998 and assumes that no other person has exercised any outstanding warrants or options.

(2) According to Schedule 13G filed by Amerindo Investment Advisors, Inc., a California corporation, Amerindo Investment Advisors, Inc., a Panama corporation, Alberto W. Vilar and Gary A. Tanaka, all parties have shared voting and dispositive power with respect to the shares listed in the table, and all parties disclaim beneficial ownership of the shares listed in the table.

(3) According to Schedule 13G filed by The Capital Group Companies, Inc., that entity is the parent holding company of a group of investment management companies that hold investment power, and in some cases, voting power over the shares listed in the table. The Capital Group Companies, Inc. disclaims beneficial ownership of the shares listed in the table.

(4) Includes 591,815 shares held by Wolfensohn Associates, L.P. Mr. Morgan is a general partner of the general partner of Wolfensohn Associates, L.P. and therefore may be deemed to beneficially own such shares. Mr. Morgan disclaims beneficial ownership of such shares. Mr. Morgan shares voting and dispositive control of such shares with the other general partners of the general partner of Wolfensohn Associates, L.P.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's bylaws provide for a Board of Directors consisting of that number of directors as is authorized by the Board. As of the date of the Annual Meeting, the size of the Board is set at five. The present term of office of all directors will expire at the Annual Meeting.

     Five directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been elected. The nominees securing the highest number of votes, up to the number of directors to be elected, will be elected as directors. It is intended that proxies received will be voted FOR the election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present Board. The Board has no reason to believe that, any of the persons named below will be unable or unwilling to serve as a director if elected.

     All five nominees are currently serving as directors of the Company. Dr. Henderson, Mr. Faris, Mr. Morgan and Dr. Thomas were elected to their present term by the stockholders of the Company, and Dr. Campbell was appointed by the Board through the filling of a vacancy in February 1998.

INFORMATION CONCERNING THE NOMINEES

     The following table indicates the name and age of each nominee as of the date of this proxy statement, all positions with the Company held by the nominee, and the year during which the nominee first was elected or appointed a director.

                                                                                     DIRECTOR
              NAME                AGE            POSITION WITH SEQUUS           CONTINUOUSLY SINCE
              ----                ---            --------------------           ------------------
I. Craig Henderson, M.D. .......  56    Chairman of the Board and Chief                1993
                                        Executive Officer
Robin D. Campbell, Ph.D. .......  43    Director                                       1998
Robert G. Faris(1)(2)...........  59    Director                                       1985
Richard C.E. Morgan(1)(2).......  52    Director                                       1990
E. Donnall Thomas, M.D.(1)(2)...  77    Director                                       1993

---------------
(1) Member of the Compensation and Plan Committee of the Board.

(2) Member of the Audit Committee of the Board.

     I. CRAIG HENDERSON, M.D. has been Chief Executive Officer of SEQUUS since June 1995 and Chairman of the Board since July 1995 and has served as a director of the Company since July 1993. Since July 1995, Dr. Henderson has been an Adjunct Professor of Medicine at University of California, San Francisco. From 1992 until July 1995, he served as Professor of Medicine, Chief of Medical Oncology and Director of Clinical Cancer programs at the University of California, San Francisco. From 1989 to 1992, he served as a member and, for most of this time, as Chairman of the Oncologic Drugs Advisory Committee of the FDA. From 1974 to 1992, Dr. Henderson held an academic appointment at Harvard Medical School, most recently as Associate Professor of Medicine. Dr. Henderson founded the Breast Evaluation Center at the Dana-Farber Cancer Institute in 1980 and served as its director until 1992. He received an M.D. degree from Columbia University.

     ROBIN D. CAMPBELL, PH.D. was appointed director of the Company in February 1998. Dr. Campbell currently is Vice President of Asia-Pacific/Latin America Operations at Amgen, Inc. where he is responsible for Amgen's marketing, development and finance operations in Australia, Canada, China and Japan. Dr. Campbell leads an initiative to open new markets in Mexico and Latin America in the near future. Dr. Campbell is also responsible for managing the contracts and relationships with corporate partners in the Asia-Pacific/Latin America region. He has worked for Amgen since 1989, beginning as a Product Manager with Neupogen Marketing and subsequently serving as Associate Director of International Marketing, and Associate Director, Director and Senior Director of Product Development. Prior to his tenure at Amgen,

Dr. Campbell served in several positions at Ciba-Geigy Corporation, most notably as Product Manager of Cardiovascular Products.

     ROBERT G. FARIS has served as a director of the Company since March 1985. Since 1990, he has been President, Chief Executive Officer and a director of the Polish American Enterprise Fund which invests U.S. government funds in Poland. From 1971 to 1987, he served as President of Alan Patricof Associates, Inc., an investment advisor to venture capital partnerships, and from 1987 to 1990, Mr. Faris was a private investor.

     RICHARD C.E. MORGAN has served as a director of the Company since May 30, 1990. Since January 1998, Mr. Morgan has been Managing Partner of Amphion Capital Management LLC, a private equity and venture capital firm. Between January 1996 and January 1998, Mr. Morgan was a partner of Jackson Hole Management, Inc., the successor company to the asset management division of James D. Wolfensohn, Inc. Since 1986, he has been a Managing Member of Amphion Partners LLC (formerly Wolfensohn Partners, L.P.) From 1984 to 1986, he served as an executive of James D. Wolfensohn, Inc., and from 1977 to 1984, he served as General Manager of The Schroder Strategy Group and director of J. Henry Schroder Wagg & Co. Ltd. (London). He joined the Investment Division of Schroders in 1970 and was Chairman of the Investment Committee from 1973 to 1977. He is a director of AXCESS, Inc., a digital security systems company, Celgene Corporation, a biotechnology company, Quidel Corporation, a medical diagnostics company and Indigo N.V., a printing systems company. Mr. Morgan also serves as a director of Project ORBIS International, Inc., a non-profit organization dedicated to fighting blindness worldwide.

     E. DONNALL THOMAS, M.D. has served as a director of the Company since May 27, 1993. Dr. Thomas serves as Chairman of the Scientific Advisory Committee of Cell Therapeutics, Inc. He is also Professor Emeritus of Medicine, University of Washington School of Medicine in Seattle and a member of the Fred Hutchinson Cancer Research Center in Seattle. Dr. Thomas previously served, from 1974 to 1989, as Director of Medical Oncology and Director of Clinical Research Programs at the Fred Hutchinson Cancer Research Center and, from 1963 to 1985, he headed the Division of Oncology at the University of Washington School of Medicine in Seattle. Dr. Thomas received the Nobel Prize in Medicine and the Presidential Medal of Science in 1990. He received an M.D. degree from Harvard Medical School.

     The Company is not aware of any family relationships among any of the foregoing directors and its executive officers. The Restated Certificate of Incorporation and bylaws of the Company contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

BOARD AND COMMITTEE MEETINGS

     The Board met 12 times during 1997. No incumbent director participated in fewer than 75% of the total number of meetings of the Board and all committees of the Board on which he served that were held during the period he served on the Board or such committees.

     The Compensation and Plan Committee met once during 1997. The function of the Compensation and Plan Committee is to review and to recommend to the Board management compensation, principally with respect to Dr. Henderson, and to administer the Company's stock option plans. See "Report of Board of Directors on Executive Compensation" below.

     The Audit Committee met two times during 1997. The function of the Audit Committee is to recommend to the Board the firm of independent accountants to serve the Company, to review the scope, fees and results of the audit by the independent accountants and to review the internal control procedures of the Company.

     The Board does not have a nominating committee.

DIRECTOR COMPENSATION

     The Company pays each non-employee director a consulting fee for serving as a director of the Company. During the fiscal year ended December 31, 1997, the Company paid consulting fees of $10,000 to each of

Messrs. Faris and Morgan in consideration of their services as directors of the Company and $22,000 to Dr. Thomas in consideration of his services as a director and a scientific consultant to the Company.

     The Company also grants non-employee directors stock options under its 1990 Director Stock Option Plan (the "1990 Director Plan"). Under the 1990 Director Plan, each non-employee director of the Company is entitled to receive an automatic non-discretionary grant of non-qualified stock options ("NQO") to purchase 25,000 shares of Common Stock. Each eligible director receives, in each calendar year, an automatic non-discretionary grant of NQOs to purchase an additional 5,000 shares of Common Stock on the third business day following the release to the public of the Company's annual financial results; provided, however, that a one-time grant of options to purchase 12,500 shares rather than 5,000 shares was made in 1992 for eligible incumbent non-employee directors and will be made to eligible newly elected non-employee directors on the date of the first annual grant date following his or her election to the Board. In addition, each non-employee director who was a director on January 1, 1992 received a special one-time grant, on March 8, 1996, of options to purchase 12,500 shares. On March 8, 1996, and on each annual grant date thereafter, each eligible director who is a member of a committee of the Board shall receive a grant of options to purchase 2,500 shares. The exercise price for shares subject to stock options granted under the 1990 Director Plan is equal to the fair market value on the grant date. Stock options granted before March 8, 1996 are exercisable immediately. Each initial grant of 25,000 options granted on or after March 8, 1996 shall become exercisable with respect to 1/16th of the number of shares covered by such option for each three month period that elapses after the date of grant, so that such option shall be fully exercisable on the fourth anniversary of the date of grant. Each annual grant granted on or after March 8, 1996 shall become exercisable with respect to 1/4 of the number of shares covered by such option for each three month period that elapses after the date of grant, so that such option shall be fully exercisable on the first anniversary of the date such option was granted. The right to exercise any option generally expires upon the earlier of ten years from the date of grant or one year after a non-employee director's termination as a non-employee director.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation for the fiscal years ended December 31, 1995, 1996 and 1997 received by the individual who served as the Company's Chief Executive Officer during 1997, the four other most highly paid executive officers who served as executive officers on December 31, 1997 and one individual who would have been included in such group but was not serving as an executive officer on December 31, 1997 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                         ---------------------------------------------
                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS       ALL OTHER
    NAME AND PRINCIPAL POSITION AS                                        ------------   COMPENSATION
         OF DECEMBER 31, 1997            YEAR   SALARY($)   BONUS($)(1)    OPTIONS(#)       ($)(2)
    ------------------------------       ----   ---------   -----------   ------------   ------------
I. Craig Henderson, M.D. ..............  1997    305,016      137,257             0          3,748
  Chairman of the Board and              1996    300,016      103,647        40,000          3,750
  Chief Executive Officer(3)             1995    142,812            0       355,000          3,543
L. Scott Minick........................  1997    250,008      112,504             0          3,748
  President and Chief                    1996    245,840       84,797        30,000          3,750
  Operating Officer(4)                   1995    100,170            0       275,000              0
Joseph J. Vallner, Ph.D. ..............  1997    204,297       57,195        50,000         17,187
  Senior Vice President for              1996    183,164       65,921        15,000         18,046
  Research and Development               1995    167,873       39,456         5,500         17,906
Kenneth D. Cunningham, M.D. ...........  1997    173,242       46,215        43,000              0
  Vice President of Clinical             1996     30,700            0        32,000              0
  Development and Medical Director       1995          0            0             0              0
Francis J. Martin, M.D. ...............  1997    178,536       39,954        11,560          3,748
  Vice President and Chief               1996    161,440       48,551             0          3,750
  Scientific Officer                     1995    146,686       34,961             0          3,750
Peter K. Working, Ph.D. ...............  1997    145,216       36,029             0          3,748
  Vice President for Research and        1996    129,352       40,332             0         11,388
  Development                            1995    116,615       23,337        22,850          8,172

---------------
(1) Bonus amounts are paid in the year following the year in which they are earned. Bonus amounts are included in the table in the year in which they are paid. Bonus amounts earned by Dr. Henderson, Dr. Vallner, and Dr. Cunningham, Dr. Martin and Dr. Working in 1997 paid in 1998 are $99,131, $78,928, $24,408, $35,598 and $29,242, respectively. Mr. Minick did not earn a bonus in 1997. These amounts are not reflected in the above table. In addition, the bonus shown for 1997 for Dr. Cunningham includes a bonus of $6,215 for 1996 which was paid in 1997 and a bonus of $40,000 for 1997 which was paid in 1997.

(2) The compensation shown in this column reflects the Company's matching contributions for the employee to the Company's voluntary salary reduction plan qualified under Section 401(k) of the Internal Revenue Code. Such matching contributions consisted of Common Stock. The compensation for Dr. Vallner also includes $15,134, $14,310 and $13,453 principal amount of indebtedness plus interest to the Company canceled in each of the years 1995, 1996 and 1997, respectively. See "Certain Transactions." The compensation for Dr. Working also includes $8,172 and $7,638 of principal amount of indebtedness plus interest canceled in 1995 and 1996, respectively, in connection with a mortgage loan made by the Company to Dr. Working.

(3) Dr. Henderson accepted the position of Chairman of the Board and Chief Executive Officer of the Company in June 1995. This rate excludes amounts paid to him as a director for the 1995 fiscal year. See "Director Compensation".

(4) Mr. Minick resigned from the Company effective as of January 1, 1998.

     The following table sets forth further information regarding the grants of stock options during the fiscal year ended December 31, 1997 to the Named Officers. Since inception, the Company has not granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANT                         VALUE AT ASSUMED
                               -------------------------------------------------------    RATE OF STOCK PRICE
                                         PERCENTAGE OF TOTAL    EXERCISE                   APPRECIATION FOR
                               OPTIONS   OPTIONS GRANTED TO        OR                       OPTION TERM(3)
                               GRANTED      EMPLOYEES IN       BASE PRICE   EXPIRATION   ---------------------
            NAME               (#)(1)     FISCAL 1997(%)(2)    ($/SHARE)       DATE        5%($)      10%($)
            ----               -------   -------------------   ----------   ----------   ---------   ---------
I. Craig Henderson, M.D......       0         0                     --             --          --          --
L. Scott Minick..............       0         0                     --             --          --          --
Joseph J. Vallner, Ph.D......  50,000       4.04                  7.47        9/08/07     234,892     595,263
Kenneth D. Cunningham,
  M.D........................  30,000       2.42                  6.63        7/31/07     125,087     316,995
                               13,000       1.05                  7.69       12/05/07      62,871     159,326
Francis J. Martin, M.D.......  11,560       0.93                  7.47        9/08/07      54,307     137,625
Peter K. Working Ph.D........       0         0                     --             --          --          --

---------------
(1) Options included in this table are exercisable immediately upon grant; however, the Company retains a right to repurchase shares subject to such options at the exercise price in the event the employee becomes no longer employed by the Company. Such right of repurchase lapses over a designated period of the recipient's service to the Company (generally, four years with respect to initial grants and three years with respect to subsequent grants). In the event of the sale of the Company or substantially all of the assets or stock thereof to another entity, or a merger in which the Company is not the surviving entity, the Company's right of repurchase with respect to all shares subject to then outstanding options shall expire at least 15 days prior to the effectiveness of such transaction.

(2) A total of 1,237,209 stock options were granted to employees during fiscal year ended December 31, 1997.

(3) Potential realizable value is based on the assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

     The following table sets forth information regarding options exercised by the Named Officers during fiscal year ended December 31, 1997 and the number and value of unexercised options held at fiscal year-end.

  AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES IN LAST FISCAL
                                      YEAR

                                                       NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                          OPTIONS HELD AT                 IN-THE-MONEY OPTIONS
                            SHARES       VALUE           FISCAL YEAR END(#)             AT FISCAL YEAR END($)(1)
                         ACQUIRED ON    REALIZED   ------------------------------    ------------------------------
         NAME            EXERCISE(#)      ($)      EXERCISABLE   UNEXERCISABLE(2)    EXERCISABLE   UNEXERCISABLE(2)
         ----            ------------   --------   -----------   ----------------    -----------   ----------------
I. Craig Henderson,
  M.D..................          --           --     290,834          141,666               --              --
L. Scott Minick........          --           --     182,500          122,500(3)            --              --
Joseph J. Vallner,
  Ph.D.................          --           --     103,335           57,165           30,387             573
Kenneth D. Cunningham,
  M.D..................          --           --           0           75,000               --          24,390
Francis J. Martin,
  M.D..................          --           --     108,279           11,560          274,643              --
Peter K. Working,
  Ph.D.................          --           --      63,374            5,723           21,911           1,182

---------------
(1) Based on the amount, if any, by which the per share closing price of the Common Stock on the Nasdaq National Market on December 31, 1997 ($7.438) exceeds the exercise price.

(2) Generally, options included in this table are exercisable immediately upon grant; however, the Company retains a right to repurchase shares subject to such options at the exercise price in the event the employee becomes no longer employed by the Company. Such right of repurchase lapses over a designated period of the recipient's service to the Company. The shares listed in the columns labeled "unexercisable" are shares subject to the Company's right of repurchase.

(3) Mr. Minick resigned from the Company effective as of January 1, 1998.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board has a Compensation and Plan Committee (the "Committee") comprised of non-employee directors, the function of which is to review and recommend to the Board management compensation, principally with respect to Dr. Henderson and, until his resignation, Mr. Minick, and to administer the Company's stock option plans. During fiscal 1997, management compensation issues generally were reviewed by the by the Board as a whole. Dr. Henderson and Mr. Minick abstained with respect to the adoption of resolutions pertaining to the bonus awards to the management group based on corporate performance during 1997.

     The Company believes that its ability to achieve the objectives of realizing the commercial potential of its leading products, DOXIL(R) and AMPHOTEC(R), in the United States and key foreign markets and becoming profitable is dependent in large part upon the ability to recruit and retain qualified executives with substantive experience in the development, regulatory approval, manufacture, marketing and sale of new pharmaceutical products. The Company is competing with an estimated 85 to 100 biotechnology/biopharmaceutical companies in the San Francisco Bay Area for experienced executives. Thus, there is a need to maintain competitive executive compensation plans and policies while simultaneously practicing fiscal prudence with the Company's resources.

     In 1988, the Board adopted a policy designed to control the base salaries of its executives while providing sufficient incentives to attract and retain qualified personnel. In accordance with this policy, the Company strives to set executive base salaries by considering relative contribution of the position to achievement of the Company's goals and objectives, "market value" as defined by salaries of executives within the Bay Area with comparable experience in similar positions, and job-related responsibilities with respect to size of budget, number of subordinates and scope of activities. In general, the Company strives to set base salaries of new executives at market, which is defined as the average base salary of incumbents in comparable positions, and uses its 1997 Equity Incentive Plan and its Executive Bonus Plan to facilitate recruiting, to retain qualified executives by providing long-term incentives and to align management incentives with those of the stockholders. Typically, new executives are granted stock options as part of their initial employment package. Compensation benefits, such as bonuses, increases in base salary and additional awards of stock options for executive-level employees are based on corporate and individual performance.

     During 1993, the Internal Revenue Code of 1986 was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employees" (which are defined as the most highly compensated officers, as of the end of the taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. It is the Company's policy to qualify compensation paid to its top executives for deductibility in order to maximize the Company's income tax deductions, to the extent that so qualifying the compensation is not inconsistent with the Company's fundamental compensation policies. Based upon the Internal Revenue Service's proposed regulations and compensation paid to the Company's "covered employees" for the 1997 tax year, the Company has concluded that all compensation paid by the Company in 1997 to such covered employees was deductible by the Company.

  Stock Options

     The Company has determined that stock options are an important incentive for attracting and retaining qualified personnel, including executive-level personnel. Accordingly, all new employees may receive an initial stock option grant upon employment by the Company. Each employee, including executive-level employees, may at the discretion of the Board, receive subsequent stock option grants based on performance and other factors. Generally, each option is immediately exercisable, but the shares issued upon option exercise are subject to a right of repurchase by the Company which generally expires over a period of four years with respect to initial grants and three years with respect to subsequent grants.

  Corporate Performance Criteria

     The Company presents to the Board a set of corporate goals for a succeeding period, generally ranging from 12 to 18 months, as part of the annual plan and budget process. These goals establish benchmarks for assessing overall corporate performance. Given the dynamic nature of the Company's business, progress toward the achievement of corporate goals is reviewed with the Board periodically together with a description of any change in circumstances that management believes may warrant an update to or revisions of these goals. The principal corporate goals for 1997 were related to the following: achievement of specified levels of product sales; through clinical trial data, establish DOXIL as a viable drug candidate for treating ovarian cancer and as a potential drug candidate for treating breast cancer; develop additional global alliances for the marketing and distribution of AMPHOTEC; and expansion of the DOXIL and SPI-077 clinical trial programs.

  Executive Bonus Plan

     Under the Executive Bonus Plan, each of the Chief Executive Officer, the Executive Vice President, the Senior Vice Presidents, the Vice Presidents and the Corporate Secretary of the Company is eligible to receive a cash bonus ranging from 50% to 150% of the target bonus amount set for such executive officer based on the Board's assessment of overall corporate performance. The Board has set the target bonus amount for each executive officer at a specified percentage of such officer's base salary. In March 1998, the Board awarded bonus amounts to eligible executive officers based on the Board's assessment of corporate performance during fiscal 1997. In addition to the bonus awards based upon corporate performance, each of the Executive Vice President, the Senior Vice Presidents, the Vice Presidents and the Corporate Secretary is eligible to receive a target bonus of up to a specified percentage of such executive officer's base salary as determined by the Board based on individual performance. In the case of extraordinary achievement, these individual bonuses may be higher than the target bonus. For 1997, each eligible executive received a bonus ranging from 0.7% to 24.5% of base salary based on individual performance, which was paid in March 1998.

  Periodic Salary Adjustments

     Generally, executive salaries are reviewed annually and salary adjustments may be awarded on the basis of increased responsibilities of individual executives over a period of time or the outstanding performance of individual executives as exhibited by consistently high standards in the execution of established duties, as described by the Chief Executive Officer to the Board. Company performance as a whole is a major consideration in the Board's decision to award any salary increases and, to a lesser extent, the Board also considers general economic conditions and trends.

  Chief Executive Officer Compensation

     Generally, the non-employee members of the Board meet with the Chief Executive Officer to discuss the performance of the other executive officers and of the Company as a whole. The Committee then meets to discuss the performance of the Chief Executive Officer, the President and the Company. In June 1995, the Company entered into an employment agreement with Dr. Henderson in which his base annual salary was set at $275,000. Any adjustments to his base salary are made at the discretion of the Committee. Dr. Henderson did not receive an adjustment in base salary in 1997. Dr. Henderson received a bonus for 1997 of $99,131, or 32.5% of his base annual salary, in accordance with the Executive Bonus Plan described above, which was paid in March 1998.

  Summary

     The Board believes that it has established a program for compensation of the Company's executives which is fair and which aligns the financial incentives for executives with the interests of the Company's stockholders.

                  Board of Directors
                            --  Robert G. Faris
                            --  I. Craig Henderson, M.D.
                            --  Robin D. Campbell, Ph.D.
                            --  Richard C.E. Morgan
                            --  E. Donnall Thomas, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, management compensation issues generally were reviewed and approved by the Compensation and Plan Committee, which was composed of Mr. Faris, Mr. Morgan and Dr. Thomas, all of whom are non-employee directors. The function of the Committee is to review and recommend to the Board management compensation and to administer the Company's stock option plans. During fiscal 1997, no executive officer of the Company served on the board of directors or compensation committee of another company that had an executive officer serve on the Company's Board of Directors or its Compensation and Plan Committee.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company is party to employment agreements with Ms. Davenport, a founder of the Company, and Dr. Henderson. The agreement with Ms. Davenport provides for an automatically renewable one-year term of employment terminable by either party upon 90 days' notice prior to the end of each term. The agreement with Dr. Henderson has a ten-year term and provides that if Dr. Henderson is terminated either without cause or upon a change in control of the Company, he will receive compensation equal to 12 months of his then current base salary. Dr. Henderson's current base salary (effective March 1, 1998) is $350,016.

     Under an employment agreement negotiated between the Company and Mr. Minick at the time of his employment in 1995, Mr. Minick was paid $250,008 in 1998 in connection with his resignation from the Company.

CERTAIN TRANSACTIONS

     On October 5, 1993, the Company agreed to make an unsecured loan of $60,000 to Joseph Vallner, Vice President for Research and Development, to facilitate his purchase of a new residence. The loan has a term of five years and accrues interest at the prime rate, as published by the Wall Street Journal, plus 1%. On each annual anniversary of the loan take-down date, 20% of the loan principal will be forgiven by the Company provided Mr. Vallner remains a full-time employee of the Company through the fifth anniversary. On October 6, 1995, the Company agreed to make a secured loan of $120,000 to Dr. Gurwith, the former Vice President and Associate Medical Director, to facilitate his purchase of a new residence. At the time of Dr. Gurwith's resignation from the Company in August 1997, the principal amount of $48,000 plus interest was forgiven and the remaining principal amount of $72,000 was repaid by Dr. Gurwith to the Company.

     On February 12, 1998, the Company agreed to make a secured loan of $300,000 to Mr. Jacobs, the Senior Vice President of Commercial Operations, to facilitate his purchase of a new residence. The loan has a term of five years and accrues interest at 8%. Provided that Mr. Jacobs remains a full-time employee of the Company, the interest accruing on the loan will be forgiven on November 10 of each year and the principal will be forgiven on November 10, 2002.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the outstanding Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to or maintained by the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders were complied with.

STOCK PRICE PERFORMANCE GRAPH

     The following line graph illustrates a five-year comparison of the cumulative total stockholder return on the Common Stock against the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Stock Index, assuming $100 invested in the Common Stock and the two indexes on December 31, 1992.

                                         'SEQUUS                                 NASDAQ
        Measurement Period          Pharmaceuticals,      NASDAQ Stock       Pharmaceuticals
      (Fiscal Year Covered)           Inc. (SEQU)'         Market (US)            Stock
Dec-92                                     100                 100                 100
Dec-93                                      90                 115                  89
Dec-94                                      64                 112                  67
Dec-95                                     143                 159                 123
Dec-96                                     160                 195                 123
Dec-97                                      74                 240                 127

                              INDEPENDENT AUDITORS

     The Board has selected the accounting firm of Ernst & Young LLP as independent auditors to audit the financial statements of SEQUUS for the year ending December 31, 1998. Ernst & Young LLP has been engaged as the Company's auditors since 1983 and has audited the financial statements of the Company since inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                               OTHER INFORMATION

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 may be obtained, without charge, by writing to Secretary, SEQUUS Pharmaceuticals, Inc., 960 Hamilton Court, Menlo Park, California 94025.

                             STOCKHOLDER PROPOSALS

     The Company will include in proxy statements of the Board stockholder proposals complying with the applicable rules of the Securities and Exchange Commission and any applicable state laws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in the spring of 1999, that proposal must be received in writing by the Secretary of the Company at the Company's principal executive offices no later than January 8, 1999.

                                 OTHER MATTERS

     The Board knows of no other matters which will be presented to The Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this Proxy Statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Sally A. Davenport,
                                          Secretary

Menlo Park, California
May 8, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE.

PROXY

                          SEQUUS PHARMACEUTICALS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) I. CRAIG HENDERSON, M.D. and SALLY A. DAVENPORT, or either of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to vote as designated below, and in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of SEQUUS PHARMACEUTICALS, INC. (the "Company") which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders on June 11, 1998 at the offices of the Company at 960 Hamilton Court, Menlo Park, California, and at any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS LISTED ON THE REVERSE. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

                 PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

                              FOLD AND DETACH HERE

                                                              PLEASE MARK
                                                              YOUR CHOICES   [X]
                                                               LIKE THIS

           THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

Proposal 1.  To elect as directors                FOR ALL   WITHHOLD FOR ALL
             Robin D. Campbell
             Robert G. Faris                        [ ]            [ ]
             I. Craig Henderson
             Richard C.E. Morgan and
             E. Donnall Thomas.

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below:


              ---------------------------------------------------------------


Signature(s)                                               Date           , 1998
            ----------------------------------------------     -----------
Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.

                              FOLD AND DETACH HERE